Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Nortek, Inc.
(Exact name of registrant as specified in its charter)

Delaware	05-0314991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza	02903-2360
Providence, Rhode Island (Address of principal executive offices)	(Zip Code)

Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended & Restated
(Full title of the plan)

Kevin W. Donnelly, Esq.
Senior Vice President, General Counsel and
Secretary
Nortek, Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903-2360
(401) 751-1600
(Name and address and telephone number, including area code, of agent for service)

Copies to:

John B. Ayer, Esq.
Andrew J. Terry, Esq.
Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199-3600
(617) 951-7000
_______________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered (1) (2)	Price per Share (3)	Price (3)	Registration Fee
Common Stock, $0.01 per share	2,885,907 Shares	$47.86	$138,119,509	$15,828

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Nortek, Inc. (the “Company”) as may be required pursuant to the anti-dilution provisions of the Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended and Restated (the “Plan”) and any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend or similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(2)	Consists of shares subject to awards that are outstanding or awards that may be made in the future under the plan.
(3)
This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low sales prices of the Common Stock on May 23, 2012, as reported on the NASDAQ Global Market.

TABLE OF CONTENTS
Page

Part I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	1

Item 1.	Plan Information. 1

Item 2.	Registrant Information and Employee Plan Annual Information. 1

Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	1

Item 3.	Incorporation of Documents by Reference. 1

Item 4.	Description of Securities. 1

Item 5.	Interests of Named Experts and Counsel. 1

Item 6.	Indemnification of Directors and Officers. 2

Item 7.	Exemption From Registration Claimed. 2

Item 8.	Exhibits. 2

Item 9.	Undertakings. 2

SIGNATURES	4

EXHIBIT INDEX	5

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2012;
(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011; and
(3)
The description of the Common Stock, as contained in the Company's Registration Statement on Form 10 filed April 15, 2010, under Section 12 of the Exchange Act including any amendment or report filed for the purpose of updating such description.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or otherwise.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a corporation incorporated in the state of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery. The Company has entered into indemnification agreements with certain officers, directors and key employees, which generally obligate the Company to indemnify such officers, directors and key employees to the fullest extent permitted by law, including advancement of attorneys' fees.

The Company maintains insurance policies under which officers, directors and certain employees of the Company are insured, within the limits and subject to the terms, conditions and limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities, that could include liabilities under the Securities Act or the Exchange Act, which might be imposed as a result of such actions, suits or proceedings to which they are parties by reason of being or having been such directors, officers or employees.

Furthermore, Section 102(b)(7) of the DGCL provides that a corporation may in its Certificate of Incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation eliminates such personal liability of its directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index immediately following the signature page, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on May 25, 2012.

NORTEK, INC.

By:	/s/ KEVIN W. DONNELLY
Kevin W. Donnelly
Senior Vice President, General Counsel and Secretary
The undersigned directors and officers of Nortek, Inc., hereby appoint Kevin W. Donnelly, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-8 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MICHAEL J. CLARKE	President and Chief Executive Officer (Principal Executive Officer)	May 25, 2012
Michael J. Clarke
/s/ ALMON C. HALL	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 25, 2012
Almon C. Hall
/s/ J. DAVID SMITH	Director and Chairman of the Board	May 25, 2012
J. David Smith
/s/ JEFFREY C. BLOOMBERG	Director	May 25, 2012
Jeffrey C. Bloomberg
/s/ JOSEPH M. CIANCIOLO	Director	May 25, 2012
Joseph M. Cianciolo
/s/ John T. Coleman	Director	May 25, 2012
John T. Coleman
/s/ JAMES B. HIRSHORN	Director	May 25, 2012
James B. Hirshorn
/s/ THOMAS A. KEENAN	Director	May 25, 2012
Thomas A. Keenan
/s/ DANIEL C. LUKAS	Director	May 25, 2012
Daniel C. Lukas
/s/ BENNETT ROSENTHAL	Director	May 25, 2012
Bennett Rosenthal

EXHIBIT INDEX
Exhibits marked with an asterisk (*) are filed herewith. The other exhibits have heretofore been filed with the Securities and Exchange Commission and are incorporated herein by reference.

Exhibit No.	Description of Exhibit

4.1		Amended and Restated Certificate of Incorporation of Nortek, Inc. (Exhibit 3.1 to Nortek, Inc. Form 10 filed April 15, 2010.)
4.2		Amended and Restated By-Laws of Nortek, Inc. (Exhibit 3.2 to Nortek, Inc. Form 10 filed April 15, 2010)
4.3		Form of Common Stock Certificate (Exhibit 4.3 to Nortek, Inc. Form 10 filed April 15, 2010)
*5	.1	Opinion of Ropes & Gray LLP
*23	.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
*23	.2	Consent of Ernst & Young LLP
*24	.1	Powers of Attorney (see signature page)
99.1		Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended and Restated (Appendix A to Nortek, Inc. Schedule 14A filed April 4, 2012)